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Banksy's Monumental Masterpiece

This large-scale homage to an iconic Basquiat painting has been called one of the most important works in Banksy's career.

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ABOUT THIS WORK

Banksy's Homage To Jean-Michel Basquiat

This painting references Jean-Michel Basquiat's Boy and Dog in a Johnnypump, one of the artist's most expensive masterpieces. A similar iteration sold for $9.7 million in 2023, and currently hangs in the Smithsonian's Hirshhorn Museum.



Boy and Dog in a Johnnypump, (1982)

JEAN-MICHEL BASQUIAT



Stop & Search, (2018)

BANKSY

CRITICALLY ACCLAIMED

Towering Art Industry Praise



> "Stop and Search is one of the most important works from Banksy's career."

Banksy Expert, Ralph Taylor (Global Head of 20th & 21st Century Art at Bonhams London)

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OFFERING & ARTIST OVERVIEW

Taking A Closer Look

97.0%
Frequency of Repeat Sale Appreciation ('07-'24)

58.0%
Artist Record Price Growth ('07-'24)

31.1%
Similar Sales Growth Rate ('07-'24)



$12.5M
$10.0M
$7.5M
$5.0M
$2.5M
0
2008
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2012
2014
2016
2018
2020
2022
2024

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Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Referenced artwork by Jean-Michel Basquiat 'Boy with dog and Johnnypump' not included in set of similar sales to Live Offering (Masterworks 453).

'Frequency of appreciation' refers to the frequency that artworks in the main medium of an artist that have sold at least twice at public auction ("repeat sales") have appreciated in value. Metric only considers artists that have sold at least fifteen repeat sales at public auction.

We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Expert referenced is not an investor in Masterworks Offerings. Their endorsement of artwork is not an endorsement of Masterworks.

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